Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE RESTATED CERTIFICATE OF INCORPORATION

OF

VISTRA ENERGY CORP.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Vistra Energy Corp. (hereinafter referred to as the “Corporation”), a corporation duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:

1.

That the present name of the Corporation is Vistra Energy Corp., and that the date of filing of its original Certificate of Incorporation with the Secretary of the State of Delaware is October 3, 2016.

2.

That at a meeting duly convened and held on June 17, 2020, the Board of Directors of the Corporation duly adopted resolutions approving a proposed amendment of the Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation and declaring said amendment to be advisable. The amendment amends and restates Article I of the Certificate of Incorporation so that, as amended, said Article shall read in its entirety as follows:

ARTICLE I: “The name of the corporation is Vistra Corp. (the “Corporation”).”

3.	The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

4.	The effective date of the amendment shall be July 2, 2020.

IN WITNESS WHEREOF the undersigned has executed this Certificate of Amendment this 29th day of June 2020.

VISTRA ENERGY CORP.

By:	/s/ Yuki Whitmire
Yuki Whitmire
Vice President, Associate General Counsel and Corporate Secretary